Exhibit 99.1

SOURCE: Emerson Radio Corp.

Nov 19, 2012 16:40 ET

Emerson Radio Corp. Reports Fiscal 2013 Second Quarter Results

HACKENSACK, NJ—(Marketwire – November 19, 2012) – Emerson Radio Corp. (NYSE MKT: MSN) today reported financial results for its second quarter and six month period ended September 30, 2012.

Net revenues for the second quarter of fiscal 2013 were $34.7 million, a decrease of $6.7 million, or 16.1%, as compared to the second quarter of fiscal 2012 net revenues of $41.4 million. The decline in year-over-year net revenues was driven by lower year-over-year net product sales, partly offset by higher year-over-year licensing revenues.

Net product sales for the second quarter of fiscal 2013 were $32.3 million, as compared to $40.2 million for the second quarter of fiscal 2012, a decrease of $7.9 million, or 19.7%. The lower year-over-year net product sales were driven by a $5.9 million, or 15.9%, decline in net sales of houseware products, which was the result of lower year-over-year sales of all product offerings within the category, and a $1.9 million, or 67.5%, decline in net sales of audio products, due to lower year-over-year sales of all product offerings within the category.

Licensing revenue in the second quarter of fiscal 2013 was $2.4 million, as compared to $1.2 million in the second quarter of fiscal 2012, an increase of $1.2 million, or 107.2%. The higher year-over-year licensing revenue was the result of approximately $1.3 million of higher year-over-year licensing revenue earned from the Company’s largest licensee because the licensee met its annual minimum royalty payment obligation during the second quarter of the Company’s fiscal year 2013, as compared to the prior year, when the licensee met its annual minimum royalty payment obligation during the third quarter or the Company’s fiscal year 2012, partly offset by lower aggregate year-over-year licensing revenues earned by the Company from its other active licensees due to a lower year-over-year number of licensees.

Net revenues for the six month period of fiscal 2013 were $80.7 million, a decrease of $12.2 million, or 13.1%, as compared to the six month period of fiscal 2012 net revenues of $92.9 million. The decline in year-over-year net revenues was driven by lower year-over-year net product sales, partly offset by higher year-over-year licensing revenues.

Net product sales for the six month period of fiscal 2013 were $77.2 million, as compared to $90.3 million for the first half period of fiscal 2012, a decrease of $13.1 million, or 14.6%. The lower year-over-year net product sales were driven by a $9.5 million, or 11.2%, decline in net sales of houseware products, which was the result of lower year-over-year sales of all product offerings within the category, and a $3.6 million, or 64.1%, decline in net sales of audio products, due to lower year-over-year sales of all product offerings within the category.

Licensing revenue in the six month period of fiscal 2013 was $3.6 million, as compared to $2.6 million in the six month period of fiscal 2012, an increase of $1.0 million, or 37.2%. The higher year-over-year licensing revenue was the result of approximately $1.3 million of higher year-over-year licensing revenue earned from the Company’s largest licensee because the licensee met its annual minimum royalty payment obligation during the second quarter of the Company’s fiscal year 2013, as compared to the prior year, when the licensee met its annual minimum royalty payment obligation during the third quarter of the Company’s fiscal year 2012, partly offset by lower aggregate year-over-year licensing revenues earned by the Company from its other active licensees due to a lower year-over-year number of licensees.

Operating income for the second quarter of fiscal year 2013 was $2.2 million, an increase of $0.5 million, or 27.8%, from operating income of $1.7 million for the second quarter of fiscal year 2012, due to the higher year-over-year licensing revenue, lower year-over-year landed product cost as a percent of selling price and lower year-over-year SG&A expenses, primarily due to decreased compensation and consulting costs and legal fees, partially offset by the impairment write-down in September 2012 of a non-strategic trademark.

Operating income for the six month period of fiscal year 2013 was $6.6 million, an increase of $1.1 million, or 18.9%, from operating income of $5.5 million for the six month period of fiscal year 2012, due to lower year-over-year landed product cost as a percent of selling price, the higher year-over-year licensing revenue and lower year-over-year SG&A expenses, primarily due to decreased compensation and consulting costs, partially offset by the impairment write-down in September 2012 of a non-strategic trademark.

Net income for the second quarter of fiscal 2013 was $1.9 million, as compared to $1.8 million for the second quarter of fiscal 2012, an increase of $0.1 million, or 10.4%, due primarily to the year-over-year increase in operating income. Net income for the six month period of fiscal 2013 was $5.8 million, as compared to $5.1 million for the six month period of fiscal 2012, an increase of $0.7 million, or 13.5%, due primarily to the year-over-year increase in operating income, partially offset by a realized gain on sale of marketable security earned in the prior period. Diluted earnings per share for the second quarter of fiscal year 2013 were $0.07, as compared to $0.06 for the second quarter of fiscal year 2012, an increase of $0.01 per diluted share, or 16.7%. Diluted earnings per share for the six month period of fiscal year 2013 were $0.21, as compared to $0.19 for the six month period of fiscal year 2012, an increase of $0.02 per diluted share, or 10.5%.

Duncan Hon, Chief Executive Officer of Emerson Radio, commented, “As expected, our second quarter and first half fiscal 2013 revenues declined as compared to the prior year due to the continuing difficult economic conditions in the U.S. and intense competition, including downward pricing pressure, within our product categories. We expect such market conditions to persist for the foreseeable future and, as we previously disclosed, anticipate a further reduction in revenues due to the decision by Wal-Mart to discontinue purchasing from the Company two microwave oven products currently sold by the Company to Wal-Mart. Although higher margins in our second quarter and six month period helped our bottom line profitability on a year-over-year basis, we don’t anticipate that this favorable outcome will continue or be indicative of a trend for the full fiscal year. Also, although fiscal 2013’s second quarter and six month licensing revenues were positively affected by an accelerated year-over-year fulfillment by our largest licensee’s royalty obligations to us, which helped drive higher year-over-year operating and net income, this factor will have the opposite effect on our third fiscal quarter comparisons and will have no effect on our nine month comparisons.”

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net revenues:
Net product sales	$32,299	$40,214	$77,175	$90,316
Licensing revenue	2,416	1,166	3,551	2,588

Net revenues	34,715	41,380	80,726	92,904
Costs and expenses:
Cost of sales	29,102	37,005	68,275	82,600
Other operating costs and expenses	385	302	793	689
Selling, general and administrative expenses	1,737	2,380	3,745	4,069
Impairment of Trademark	1,326	—	1,326	—

	32,550	39,687	74,139	87,358

Operating income	2,165	1,693	6,587	5,546
Other income (expense):
Interest income (expense), net	67	(1)	98	30
Realized gain on sale of marketable security	—	—	—	828

Income before income taxes	2,232	1,692	6,685	6,404
Provision (benefit) for income taxes	285	(71)	898	1,304

Net income	$1,947	$1,763	$5,787	$5,100

Net income per share:
Basic	0.07	0.06	0.21	0.19
Diluted	0.07	0.06	0.21	0.19
Weighted average shares outstanding:
Basic	27,130	27,130	27,130	27,130
Diluted	27,130	27,130	27,130	27,131

EMERSON RADIO CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)

	9/30/12	3/31/12 (A)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$27,488	$44,960
Restricted cash	118	215
Short term investments	25,000	—
Accounts receivable, net	16,311	12,134
Other receivables	2,277	1,193
Due from affiliates	1	1
Inventory, net	12,620	11,269
Prepaid expenses and other current assets	5,456	2,873
Deferred tax assets	2,349	2,304

Total Current Assets	91,620	74,949
Property, plant, and equipment, net	206	260
Trademarks, net	219	1,545
Deferred tax assets	1,622	1,668
Other assets	331	262
Total Assets	$93,998	$78,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term borrowings	65	64
Accounts payable and other current liabilities	18,292	9,152
Due to affiliates	—	11
Accrued sales returns	1,475	1,201
Income taxes payable	232	107

Total Current Liabilities	20,064	10,535
Long-term borrowings	51	72
Deferred tax liabilities	193	177

Total Liabilities	20,308	10,784
Shareholders’ Equity:
Preferred shares — $.01 par value, 10,000,000 shares authorized at September 30, 2012 and March 31, 2012, respectively; 3,677 shares issued and outstanding at September 30, 2012 and March 31, 2012, respectively; liquidation preference of $3,677,000 at September 30, 2012 and March 31, 2012, respectively	3,310	3,310
Common shares — $.01 par value, 75,000,000 shares authorized, 52,965,797 shares issued at September 30, 2012 and March 31, 2012, respectively; 27,129,832 shares outstanding at September 30, 2012 and March 31, 2012, respectively	529	529
Capital in excess of par value	98,785	98,785
Accumulated other comprehensive income (losses)	345	(82)
Accumulated deficit	(5,055)	(10,418)
Treasury stock, at cost, 25,835,965 shares	(24,224)	(24,224)

Total Shareholders’ Equity	73,690	67,900

Total Liabilities and Shareholders’ Equity	$93,998	$78,684

(A)	Reference is made to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 filed with the Securities and Exchange Commission on July 13, 2012.

Contact Information

CONTACT:

Investor Relations:

Barry Smith

Investor Relations Manager

(973) 428-2004